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                            Exhibit 11
                                Year Ended December 31,
                                ______________________
                               1993         1992         1991
                               ____         ____         ____
Primary:
 Average Shares Outstanding   5,087,769    4,919,111    4,916,590

 Net Effect of Dilutive Stock
  Warrants - Based on the
  Treasury Stock Method Using
  Average Market Price          132,438      219,755      208,856
                             ----------    ---------    ---------
Common and Common
  Equivalent Shares           5,220,207    5,138,866    5,125,446
                              =========    =========    =========
Fully Diluted:
 Average Shares Outstanding   5,087,769    4,919,111    4,916,590

 Net Effect of Dilutive Stock
  Warrants - Using Ending Market
  Price Unless Average Market
  Price is Higher               132,438      219,755      230,850
                              ---------    ---------    ---------                         ________
Common and Common
 Equivalent Shares            5,220,207    5,138,866    5,147,440
                              =========    =========    =========
Income before Extraordinary
  Item and Cumulative Effect
  of Accounting Change       $7,645,000   $6,499,000  $15,233,000

Extraordinary Item           (1,716,000)          --           --

Cumulative Effect of
 Accounting Change                   --   (3,218,000)          --
                            -----------   ----------   ----------
Net Income                   $5,929,000   $3,281,000  $15,233,000
Plus(Less):
 Preferred Stock Dividends     (868,000)  (1,444,000)  (1,440,000)
 Accretion of Discount on
    Preferred Stock            (202,000)    (257,000)    (257,000)
 Interest on Warrant
    Put Rights                       --      119,000      136,000
                            -----------   ----------   ----------
Net Income Applicable to
 Common and Common
 Equivalent Shares          $4,859,000    $1,699,000  $13,672,000
                            ==========    ==========  ===========

Per Share Amount:
 Income before Extraordinary
  Item and Cumulative Effect
  of Accounting Change      $     1.26    $     0.96  $      2.66
 Extraordinary Item         $    (0.33)   $       --  $        --
 Cumuative Effect of
   Accounting Change        $       --    $    (0.63) $        --
                            ----------    ----------  -----------
Net Income                  $     0.93    $     0.33  $      2.66
                            ==========    ==========  ===========
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